Exhibit 10.1

Executive Version

BIOMED REALTY TRUST, INC.

RESTRICTED CASH AWARD GRANT NOTICE AND

RESTRICTED CASH AWARD AGREEMENT

BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby grants to the individual listed below (“Participant”), a restricted cash award with an aggregate value set forth below. This award (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Cash Award Agreement attached hereto as Exhibit A (the “Restricted Cash Agreement”) and the Restricted Cash Award Agreement Vesting Schedule attached hereto as Exhibit B, each of which is incorporated herein by reference.

Participant:

Grant Date:

Restricted Cash Amount:	$

Vesting Schedule:	Subject to the terms of the Restricted Cash Agreement, the Award shall vest as set forth on Exhibit B attached hereto.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Restricted Cash Agreement and this Grant Notice. Participant has reviewed the Restricted Cash Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the same. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator (as defined in Exhibit B) upon any questions arising under the Restricted Cash Agreement or this Grant Notice.

BIOMED REALTY TRUST, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

Executive Version

EXHIBIT A

TO RESTRICTED CASH AWARD GRANT NOTICE

RESTRICTED CASH AWARD AGREEMENT

Pursuant to the Restricted Cash Award Grant Notice (the “Grant Notice”) to which this Restricted Cash Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the Restricted Cash Amount set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement and the Grant Notice.

ARTICLE I

AWARD OF RESTRICTED CASH

1.1 Award.

(a) Award. In consideration of Participant’s continued employment with the Company or any subsidiary thereof and for other good and valuable consideration, the Company hereby grants to Participant the right to receive the Restricted Cash Amount set forth in the Grant Notice. The Award represents an unsecured obligation of the Company, payable only from the general assets of the Company and its subsidiaries.

(b) Vesting. The Award shall vest in accordance with Exhibit B to the Grant Notice.

1.2 Distribution of Restricted Cash Amount.

(a) Payment of Restricted Cash Amount. Subject to the terms and conditions of this Agreement, within ten (10) days following the date on which all or any portion of the Restricted Cash Amount vests pursuant to Exhibit B to the Grant Notice, the Company shall pay to Participant (or in the event of Participant’s death, to his or her estate), in cash, such portion of the Restricted Cash Amount that vested as of such vesting date.

(b) Changes to Distribution Timing. The time of distribution of the Restricted Cash Amount may not be changed, except as may be permitted by the Administrator in accordance with Section 409A of the Code and the Treasury Regulations thereunder. No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

1.3 Tax Withholding. The Company shall not be obligated to pay the Restricted Cash Amount or any portion thereof to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the Restricted Cash Amount, the payment thereof or any other taxable event related to the Award (the “Tax Withholding Obligation”). To the maximum extent permitted by applicable law, the Company has the authority to deduct or withhold by the deduction of such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to with respect to any taxable event arising from the Award.

Executive Version

1.4 Award and Interests Not Transferable. This Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. This Award and the rights and privileges conferred hereby shall not be liable for the contracts or engagements of Participant or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

ARTICLE II

OTHER PROVISIONS

2.1 No Right to Continued Employment or Awards.

(a) Nothing in the Grant Notice or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any subsidiary or shall interfere with or restrict in any way the rights of the Company and any subsidiary, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any subsidiary and Participant.

(b) The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

2.2 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Participant shall be addressed to Participant at the most recent physical or email address for Participant listed in the Company’s personnel records. By a notice given pursuant to this Section 2.2, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

2.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

2.4 Governing Law; Severability. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Executive Version

2.5 Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this Award or the transactions contemplated by this Agreement.

2.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

2.7 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

2.8 Paperless Administration. By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

2.9 Entire Agreement. The Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding incentive awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding incentive awards to be awarded to Participant by the Company.

2.10 Section 409A.

(a) Notwithstanding any other provision of this Agreement or the Grant Notice, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”).

(b) Notwithstanding anything herein to the contrary, to the extent any portion of the Restricted Cash Amount payable to Participant pursuant to this Agreement is treated as non-qualified deferred compensation subject to Section 409A, then no amount shall be payable to Participant as a result of his or her Qualifying Termination (as defined in Exhibit B) pursuant to Section 2 of Exhibit B unless such termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(c) If Participant is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) on the date of his or her Separation from Service, the payment of the Restricted Cash Amount or any portion thereof to

Executive Version

Participant upon and as a result of such Separation from Service shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such amount shall be distributed to Participant on the earlier of (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service, (ii) the date of Participant’s death, or (iii) such earlier date as is permitted under Section 409A and the Treasury Regulations thereunder.

Executive Version

EXHIBIT B

TO RESTRICTED CASH AWARD GRANT NOTICE

RESTRICTED CASH AWARD AGREEMENT

VESTING SCHEDULE

Capitalized terms used in this Exhibit B and not defined in Section 4 below shall have the meanings given them in the Agreement to which this Exhibit B is attached.

1. Vesting. The Award shall vest in three (3) equal installments on each of January 1, 2017, January 1, 2018 and January 1, 2019.

2. Effect of a Qualifying Termination. In the event Participant experiences a Qualifying Termination, then Participant shall immediately vest in any unvested portion of the Award upon such Qualifying Termination. The provisions of this Section 2, and not the provisions of the Severance Plan or the Change in Control and Severance Agreement, shall govern the accelerated vesting of the Award in the event of Participant’s Qualifying Termination.

3. Forfeiture. In the event that Participant’s employment is terminated other than as a result of a Qualifying Termination, then the unvested portion of the Award shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award.

4. Definitions. For purposes of this Exhibit B, the following terms shall have the meanings given below:

(a) “Administrator” shall mean the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), or the Board in the event there is no Compensation Committee. Notwithstanding the foregoing, following the date of the closing of the transactions contemplated by the Merger Agreement, the term “Administrator” as used in this Agreement shall refer to the Board of Directors of the successor to the Company, or in the event there is no such Board of Directors, [the Chief Executive Officer]1 of BioMed Realty, L.P., a Maryland limited partnership.

(b) “Cause” shall mean the occurrence of any one or more of the following events unless Participant fully corrects the circumstances constituting Cause within thirty (30) days following the date written notice is delivered to Participant which specifically identifies the circumstances constituting Cause (provided such circumstances are capable of correction):

(i) Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed his or her duties;

[1]	To be replaced with “General Partner” for the agreement with the Chief Executive Officer.

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Executive Version

(ii) Participant’s willful commission of an act of fraud or dishonesty resulting in economic or financial damage to the Company;

(iii) Participant’s conviction of, or entry by Participant of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

(iv) a willful breach by Participant of his or her fiduciary duty to the Company which results in economic or other damage to the Company; or

(v) Participant’s willful and material breach of Participant’s covenants set forth in Section 5(a) or 5(b) in the Change in Control and Severance Agreement.

For purposes of this provision, no act or failure to act, on the part of Participant, shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company. The cessation of employment of Participant shall not be deemed to be for Cause unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Participant and Participant is given an opportunity, together with counsel for Participant, to be heard before the Board), finding that, in the good faith opinion of the Board, Participant is guilty of any of the conduct described in this Section 4(b), and specifying the particulars thereof in detail; provided, that if Participant is a member of the Board, Participant shall not vote on such resolution nor shall Participant be counted in determining the “entire membership” of the Board.

(c) “Change in Control and Severance Agreement” shall mean that certain Change in Control and Severance Agreement, dated as of [            ], among the Company, the Partnership and Participant, as in effect on the Grant Date.

(d) “Good Reason” shall mean the occurrence of any one or more of the following events without Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within thirty (30) days following the date written notice is delivered to the Board by Participant which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), after:

(i) a material diminution in Participant’s base compensation;

(ii) a material diminution in Participant’s authority, duties or responsibilities, including a requirement that Participant report to a [another] corporate officer or employee instead of reporting directly to the [Board][Chief Executive Officer of the Company]; provided, that, from and after the date that is thirty (30) days following the closing of the transactions contemplated by the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and any changes or modifications to Participant’s authority, duties or responsibilities which occur before, at or after the consummation of the transactions contemplated by the Merger Agreement and which arise solely as a result of the Company ceasing to be a publicly-held company or becoming a subsidiary of Parent in connection with the consummation of the transactions contemplated by the Merger Agreement, will not, in and of itself, constitute a “material diminution in Participant’s authority, duties or responsibilities (and, therefore, will not constitute Good Reason, under this Agreement;

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Executive Version

(iii) a material change in the geographic location at which Participant must perform his or her duties; or

(iv) any other action or inaction that constitutes a material breach by the Company of its obligations to Participant under the Change in Control and Severance Agreement.

Notwithstanding the foregoing, “Good Reason” shall only exist if Participant shall have provided the Board with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Participant. Participant’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Participant’s resignation from employment with the Company for Good Reason must occur within two (2) years following the initial existence of the event or condition constituting Good Reason. The foregoing procedural requirements shall not apply to a resignation for Good Reason by Participant occurring pursuant to clause (ii) above during the thirty (30) day period commencing on the date of the closing of the transactions contemplated by the Merger Agreement.

(e) “Merger Agreement” means that certain Agreement and Plan of Merger dated as of October 7, 2015, by and among the REIT, the Partnership, BRE Edison Holdings, L.P., BRE Edison L.P. and BRE Edison Acquisition L.P.

(f) “Qualifying Termination” means a termination of Participant’s employment with the Company or any of its subsidiaries as a result of (i) Participant’s termination by the Company or any of its subsidiaries without Cause, (ii) Participant’s voluntary resignation for Good Reason, or (iii) any resignation of Participant’s employment for any reason during the thirty (30) day period commencing on the date of the closing of the transactions contemplated by the Merger Agreement.

(g) “Severance Plan” means the Company’s Severance Plan as in effect on the Grant Date.

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